Adaptive Medias Announces Retirement of Convertible Debt Following Payment to Gemini Master Fund

Company retires note and four million warrants in settlement agreement

IRVINE, Calif., February 11, 2014 – Multi-channel audience and content monetization company, Adaptive Medias, Inc. (OTCQB: ADTM), a leader in programmatic advertising across mobile, video and online display, announced today it has satisfied all obligations owed to Gemini Master Fund, and canceled Gemini’s four million warrants. Adaptive and Gemini reached a settlement several months ahead of the May 31, 2014 maturity date, which marks the retirement of all outstanding convertible debt in the Company.

“Retiring the convertible note with Gemini Master Fund and canceling its warrants is a critical milestone for Adaptive Media,” said CEO Qayed Shareef. “As we work toward finalizing a transaction with OneScreen and look to the future, which hopefully includes uplisting to a senior exchange, it’s essential that we have a clean capital structure.

“We are very excited to have retired this legacy obligation.”

ABOUT ADAPTIVE MEDIA

Adaptive Media is a programmatic audience and content monetization provider for website owners, app developers and video publishers who want to more effectively optimize content through advertising. The Company provides a foundation for publishers and developers looking to engage brand advertisers through a multi-channel approach that delivers integrated, engaging and impactful ads across multiple devices. Adaptive Media meets the needs of its publishers with an emphasis on maintaining user experience, while delivering timely and relevant ads through its multi-channel ad delivery and content platform. For more information, please visit www.adaptivem.com. Also, follow us on Twitter at @adaptive_m.

Safe Harbor Statement:

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

Contacts:

Adaptive Media Publicity Contact:

Mike Sprouse, President & CEO

Sprouse Marketing Group

Phone: (312) 396-4106

Email: mike@sprousemarketing.com

Adaptive Media Investor Contact:

Kevin Fickle, President

Nuwa Group LLC

Phone: (925) 330-8315

Email: kevin@nuwagroup.com